Exhibit 10.75

February 11, 2022

Personal and Confidential
Johannes Worsoe
[ ]
[ ]

Dear Johs:

Congratulations on receiving your offer of employment with Apollo. By joining Apollo, you are becoming part of a talented, inventive team. This letter agreement confirms the terms in connection with your employment at Apollo Management Holdings, L.P. (the "Company'').

1.Position, Reporting, and Office Location. You will be employed by the Company as a Partner with the functional title of Asset Management CFO in the Finance group. Your employment with the Company is at-will. You will report to Martin Kelly, Chief Financial Officer, or his successor. You will report to the Company office located at 3 Bryant Park, NYC and you will be expected to travel as may be necessary to fulfill your responsibilities, and you agree that the Company may require that you report to another office as may be necessary to fulfill your responsibilities. Notwithstanding any other position, role or status you may occupy during your employment by the Company, including but not limited to any engagement you have as a limited partner with any Affiliate, as defined in the Additional Definitions, you agree that the conditions of your employment with the Company are governed by the terms set forth in this letter agreement and that any obligations contained herein will survive throughout your employment with the Company, unless expressly overridden in writing by an authorized representative of the Company.

2.Start Date and Assurances. Your employment with the Company shall begin on or around March 15, 2022, provided that you use your best efforts to start as soon as possible to the extent allowed by your current employer (the actual date your employment with the Company begins will be, for purposes of this letter agreement and other agreements with the Company, the "Start Date"). You represent that (i) you are not a party to any agreement, including but not limited to any non-disclosure, non-competition, non-solicitation, or invention assignment agreement containing future work restrictions, that would prohibit you from entering into this letter agreement or employment with the Company or that would impact in any way your ability to perform the services contemplated by this letter agreement, or if you are subject to such an agreement, you have obtained a written waiver as to those provisions that would restrict you from entering into this letter agreement or employment with the Company (it being acknowledged that you have disclosed that you are subject to certain non-solicit restrictions with respect to your prior employer to which you remain subject post-employment and you will continue to comply with such restrictions); (ii) you have not disclosed nor do you intend to disclose to the Company any trade secret or proprietary information belonging to any of your previous employers; (iii) you have not retained nor do you intend to retain any trade secret or proprietary information belonging to any of your previous employers, whether in the form of documents (electronic or otherwise), memoranda, software, etc.; and

(iv) you have not brought nor do you intend to bring with you any trade secret or proprietary information from any of your previous employers to the Company. You represent that prior to the Start Date you will not take any actions on behalf of the Company or engage in any discussions or communications on behalf of the Company, including, without limitation, any discussions or communications with any prospective Company employees or other service providers. You further represent to the Company that you possess all licenses and/or certifications necessary for you to perform such services. If you have any questions concerning the obligations contained in this paragraph, you agree to raise such questions with a member of the Company's Human Capital Team, and you further agree to confirm the answers to such questions prior to accepting employment with the Company.

3.Duties. You agree that you will: (i) devote your full working time, attention, and abilities to the duties assigned to you; (ii) promote and protect the interests and reputation of the Company and its Affiliates;
(iii) comply with all rules, policies, and regulations of the Company that the Company may implement and/or amend from time to time in its sole discretion; and (iv) obey all lawful instructions and directions given to you by the Company. In accordance with the Company's policies and procedures, including but not limited to the Apollo Code of Ethics, you agree that during your employment with the Company you will not engage in any Outside Business Activity, as defined in the Additional Definitions, unless prior approval is received in accordance with the Apollo Code of Ethics and any other applicable policies.

4.Annual Base Salary. You will be entitled to an annual base salary at the rate of $650,000 (the "Base Salary"), which shall be paid in installments not less frequently than monthly. This is an exempt position; therefore, no overtime will be granted.

5.Discretionary Bonus. For services performed in any given calendar year commencing with 2022, you may be eligible to receive an annual discretionary bonus (the "Discretionary Bonus"), in an amount to be determined by the Company in its sole discretion, based on the performance of the Company, your department, and/or your individual performance as determined by the Company in its sole discretion. For services performed in 2022, your Discretionary Bonus will not be prorated based on your partial year of employment. For services performed in 2022, your Discretionary Bonus shall have a target value of
$1,850,000 ("Target Amount"). The Target Amount for the 2022 Discretionary Bonus is not guaranteed, and the actual 2022 Discretionary Bonus payable to you may be greater or less, as determined in the sole and absolute discretion of the Company.

6.CII Welcome Grant. Subject to approval by the committee that administers the Apollo Global Management ("AGM") 2019 Omnibus Equity Incentive Plan (the "Plan"), such approval not to be unreasonably withheld, you will be granted a cash incentive income restricted stock units ("CII RSUs") Award having an aggregate value equal to $7,500,000 (the "Welcome Grant"). The number of CII RSUs granted in respect of the Welcome Grant shall be based on a ten (10) day volume-weighted average price of a share of AGM common stock on the New York Stock Exchange (rounded down to the nearest whole share) determined by AGM and consistent with the period for other new hire awards issued in the same quarter generally. All CII RSUs subject to the Welcome Grant will be granted in accordance with the terms of the award agreement and the Plan. The Welcome Grant will be made in the calendar quarter that follows the calendar quarter that includes your Start Date (the "Next Quarter"). ClI RSUs subject to this Welcome Grant will vest in substantially equal annual installments on January 1, 2023 and the next two anniversaries of such date thereafter, subject to your continued employment (and not being under notice, given or received) on each vesting date, the attainment of sufficient net cash incentive income to AGM, and the other terms of the award agreement and Plan.

7.Annual Benefits Stipend. Subject to your continued employment with the Company through the applicable year-end (and not being under notice given or received), you will be eligible for an annual partner benefits stipend in the amount of $250,000 (less applicable withholdings) (the "Benefits Stipend") in respect of such year. The first Benefits Stipend shall be payable in March 2023, and generally payable in March thereafter, subject to the Company's policy for the Benefits Stipend in effect at the time and provided that the Company reserves the right to modify or eliminate the Benefits Stipend at any time at its sole and absolute discretion. This Benefits Stipend is intended to provide you with additional compensation to help cover costs of enhanced benefits or services to support your well-being. There are no restrictions on how you choose to use this Benefits Stipend so you have maximum flexibility to tailor to your personal circumstances and support your well-being. Any Benefits Stipend payment does not accrue during the course of the calendar year. Any Benefits Stipend payments (if any) will not be part of your Base Salary for any purpose. Payment of a Benefits Stipend in relation to one calendar year does not give rise to any entitlement to receive a Benefits Stipend in future years or to receive a particular level of Benefits Stipend in future years.

8.Participation in Incentive Arrangements. You agree that your participation in, and rights under, any of the incentive arrangements described above, shall not entitle you to any further award under any incentive arrangement or right to participate in any similar plan, and shall in all events be subject to the terms and conditions of the applicable plan and award agreements.

9.Portion of Annual Compensation Deferred as Equity-Based Awards. For any year that your total earned compensation exceeds $250,000, a portion of your total compensation for services performed for such year may be deferred and payable in the form of equity-based awards of AGM or an Affiliate, subject to the then prevailing deferral rates, as determined by the Company in its sole discretion. Any such awards issued to you shall vest in accordance with the associated award documentation, which vesting shall be contingent on your continued service as an employee on each vesting date (and not being under notice, given or received). All amounts that vest shall be paid within the short-term deferral period provided under U.S. Treas. Reg. §1.409A-1(b)(4). The Company reserves the right to change the terms of this program from time to time in its sole and absolute discretion, taking into account any applicable tax regulations. [It is presently anticipated that the percentage of your total compensation for 2022 that will be paid in the form of equity-based awards is as follows:

a.15% of compensation from $0 to $500,000;
b.25% of compensation from $500,001 to $1,000,000;
c.35% of compensation from $1,000,001 to $2,000,000;
d.40% of compensation from $2,000,001 to $3,000,000; and
e.50% of compensation in excess of $3,000,001.

For the avoidance of doubt, your Base Salary will be included in calculating your total compensation and the applicable deferral percentage, but your Base Salary itself will not be subject to deferral and will be paid in cash. Your deferral will be calculated based on your prorated compensation for any partial year of service.

10.Benefit Plans. From the Start Date, you will be eligible to participate in the various group health, disability, and life insurance plans and other employee programs, including sick and vacation time, as generally are offered by the Company to similarly situated employees from time to time. Specifically, with respect to vacation, you will be entitled to twenty (20) days of vacation per year, subject to applicable Company policies. No more than five (5) days of accrued but unused vacation shall be carried forward past the end of any calendar year, except as may otherwise be required by applicable law. The Company reserves the right to modify or terminate any such employee program at any time.

11.Immigration. Your employment with the Company is subject to your having permission to work in the United States at all times during the period in which you are providing services hereunder. If a work permit is required and available, the Company may decide in its sole discretion to sponsor and cover the usual and customary costs of obtaining such a permit for you. In signing this letter agreement, you confirm that within three (3) business days of the Start Date you will provide a completed 1-9 Form, documents sufficient to establish your identity and employment authorization. In the event that your immigration status changes, you must notify the Company immediately.

12.Notice Entitlement. The Company may terminate your employment with the Company with or without Cause. The period of notice that the Company will give you if your termination from employment with the Company is without Cause, other than in the event of your death or Disability, as defined in the additional definitions, is ninety (90) days. The Company may terminate your employment with the Company for Cause without notice. You agree to give the Company ninety (90) days' notice should you decide to leave the Company for any reason. The Company reserves the right to require that you not be in the Company's offices, that you not undertake any or all of your duties, and that you not contact Company clients, colleagues, or advisors (unless otherwise instructed) during all or part of any period of notice of your termination of service. During any such period, you remain a service provider to the Company with all duties of fidelity and confidentiality to the Company and subject to all terms and conditions of your employment with the Company and should not be employed or engaged in any other business. In the event you decide to leave the Company for any reason, the Company reserves the right to shorten or eliminate your notice period and the corresponding amount of payment.

13.Payment in Lieu of Notice. The Company reserves the right to pay you, in lieu of any required notice period, the equivalent of your Base Salary on a termination without Cause.

14.Representations and Warranties. You acknowledge and agree that you have provided the Company with full candor during the interview process and will continue to provide such candor during the onboarding process. You further acknowledge and agree that you have provided the Company with any and all material information related to or arising out of your separation from your previous employer. In the event the Company discovers, whether prior to or during your employment with the Company, any material omission or misrepresentation by you related to or arising out of your interview, onboarding process, or separation from your previous employer, the Company reserves the right, in its sole discretion, to rescind this offer of employment or terminate your employment with the Company, as applicable, immediately.

15.Amounts Payable Under This Letter Agreement. All amounts payable under this letter agreement are subject to deduction for applicable Federal, state or local taxes and withholdings. Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this letter agreement, including without limitation under Federal, state, local or foreign tax laws and regulations.

16.Political Contributions. Except as otherwise disclosed to the Company in writing, in the past two (2) years, neither you nor your spouse has donated (i) to a state or local political campaign in any of the fifty
(50) states or Washington, DC, or (ii) to a candidate for any federal office if such candidate held any state or local political office at the time of the contribution.

17.Execution of Other Documents. Your employment with the Company is conditioned upon your execution of, and compliance with the terms and conditions set forth in the Company's customary form of Covenants Agreement and Mutual Arbitration Agreement (the "ECAA") which contains covenants and other obligations that will apply to you during and after your employment, and dispute resolution procedures applicable to claims arising in connection with your employment.

18.Severability. In case any provision of this letter agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

19.Employment in Good Standing; Compliance. As you are aware, the Company is subject to and has various compliance procedures in place. Accordingly, you understand that your continued association with the Company and corresponding payment of the foregoing amounts will be subject to your continued employment with the Company in good standing, which will include, among other things, your adherence to applicable laws, the Apollo Code of Ethics, and the Company's other policies, procedures, and applicable compliance manuals, copies of which will be made available to you. You further acknowledge and agree that your employment with the Company is conditioned upon your compliance with the Company's policies and procedures related to COVID-19, including any vaccination and/or testing requirements applicable to your office location. You agree to execute any customary forms and agreements in connection therewith. Nothing in this letter agreement shall be construed as establishing any right to continued employment with the Company.

20.Governing Law and Forum. The parties agree and consent that this letter agreement shall be enforced as a New York contract pursuant to the terms of the ECAA. The parties agree that the validity, enforceability, construction and interpretation of this letter agreement shall be governed by the laws of New York, without regard to its conflict of law rules. In the event of a breach of this letter agreement, the parties agree and consent that any and all disputes between the Company and you relating to this letter agreement will be governed by the ECAA, except that in the event either party seeks emergency and preliminary relief, such proceedings shall take place exclusively in New York, and the parties consent to the jurisdiction and venue of the federal and/or state courts in New York. The parties also consent to service of process by electronic mail, United States Mail, or express courier in any such action.

21.Entire Agreement and Assignment of Agreement. This letter agreement together with the ECAA constitute the entire agreement between the parties in relation to its subject matter and supersedes any previous agreement or understanding between the parties relating thereto, including but not limited to any term sheet (except that any obligations contained in any such agreement in favor of the Company or any of its Affiliates requiring you to maintain confidentiality shall survive in accordance with their terms). This letter agreement may not be modified or amended unless in writing signed by the undersigned parties. Any notice required hereunder shall be made in writing, as applicable, to the Company in care of a member of the Company's Human Capital Team or to you at your home address most recently on file with the Company. Except for an assignment by the Company of this letter agreement to an Affiliate, this letter agreement may not be assigned by the parties other than as expressly provided herein.

22.Counterparts. This letter agreement may be executed through the use of separate signature pages or in any number of counterparts, with the same effect as if the parties executing such counterparts had executed one (1) counterpart. This letter agreement shall only become effective if fully executed by all parties on or before February 18, 2022.

[Continues on next page]

We are excited to extend you this offer of employment with the Company and hope you will accept. Please acknowledge your acceptance of the terms laid out in this letter agreement on or before February 18, 2022. By signing this letter agreement, you acknowledge and agree that the Company did not inquire about your salary history at any time during the hiring process and that any information you may have provided about your salary history was offered voluntarily and without prompting. This offer is contingent on background and reference checks. Consistent with the nature of your at-will employment, Apollo reserves its right to terminate your employment at any time for any lawful reason.

You confirm that in signing this letter agreement you have not relied on any warranty, representation, assurance, or promise of any kind whatsoever other than as are expressly set out in this letter agreement or in the plans or documents referenced herein. At Apollo, we are passionate about delivering uncommon value to our investors and shareholders. We look forward to welcoming you to our team of professionals .

Sincerely,

/s/ Matthew Breitfelder

Matthew Breitfelder
Partner, Global Head of Human Capital

Agree and accepted:

/s/ Johannes Worsoe
Johannes Worsoe

10/4/22
Date

[Signature Page]

Additional Definitions
"Affiliate" of the Company means any other person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Company and shall include, without limitation, Apollo-affiliated management companies, funds, and managed accounts.

"Cause" means a termination of your employment, based upon a finding by the Company, acting in good faith and as permitted by applicable law, after the occurrence of any of the following: (a) you are convicted or charged with a criminal offense; (b) your violation of law in connection with any transaction involving the purchase, sale, loan, or other disposition of, or the rendering of investment advice with respect to any security, futures or forward contract, insurance contract, debt instrument financial instrument, or currency; (c) your dishonesty, bad faith, gross negligence, willful misconduct fraud, or willful or reckless disregard of duties in connection with the performance of any services on behalf of the Company or any of its Affiliates or your engagement in conduct that is injurious to the Company, monetarily or otherwise; (d) your intentional failure to comply with any reasonable directive by a supervisor in connection with the performance of any services on behalf of the Company; (e) your intentional breach of any material provision of this letter agreement or any other agreements of the Company or any of its Affiliates; (f) your material violation of any written policies adopted by the Company or its Affiliates governing the conduct of persons performing services on behalf of the Company or such Affiliate or your non-adherence to the Company's policies and procedures or other applicable Company compliance manuals; (g) the taking or omission of any action that has caused or substantially contributed to a material deterioration in the business or reputation of the Company or any of its Affiliates, or that was otherwise materially disruptive to the business or affairs of the Company or any of its Affiliates; provided, however, that the term Cause shall not include for this purpose any mistake of judgment made in good faith with respect to any transaction respecting a portfolio investment for an account managed by the Company or a strategic investment undertaken on behalf of the Company or any of its Affiliates; (h) the failure by you to devote a significant portion of time to performing services as an agent of the Company without the prior written consent of the Company, other than by reason of death or disability; (i) the obtaining by you of any material improper personal benefit as a result of a breach by you of any covenant or agreement (including, without limitation, a breach by you of the Company's code of ethics or a material breach by you of other written policies furnished to you relating to personal investment transactions or of any covenant, agreement, representation, or warranty contained in any limited partnership agreement); or j) your suspension or other disciplinary action against you by an applicable regulatory authority; provided, however, that if a failure, breach, violation, action, or omission described in any of clauses (d) to (g) is capable of being cured, you have failed to do so after being given notice and a reasonable opportunity to cure. As used in this definition, "material" means "more than de minimis."

"Disability" means (i) you are not able to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, you are receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company. The determination of whether or not a Disability exists for purposes of this letter shall be made by a physician, who is selected by the Company and is reasonably acceptable to you and who is qualified to give such professional medical assessment.

"Outside Business Activity" means any form of employment or engagement outside of your employment at the Company. Outside business activities also include, but are not limited to, serving as a director or officer of another company or organization, or any activity that has the potential to detract from your ability to devote appropriate time and attention to your responsibilities to the Company.

"Termination Date" means the date on which your employment with the Company and/or any of its Affiliates terminates for whatever reason.